Exhibit 99.1

Contact:
Darren Daugherty
Director, Investor Relations
(281) 492-5370

Diamond Offshore Reports Third Quarter 2014 Results

Contracts Awarded to Two New Drillships

Contract Extensions Awarded on Three Semisubmersibles

HOUSTON, October 23, 2014 — Diamond Offshore Drilling, Inc. (NYSE: DO) today reported third quarter 2014 net income of $53 million, or $0.38 per share, compared to net income of $95 million, or $0.68 per share, in the third quarter of 2013. Revenues in the third quarter of 2014 were $738 million, compared to revenues of $706 million in the third quarter of 2013.

The Company today announced plans to retire and scrap six of its mid-water semisubmersible rigs, resulting in a non-cash impairment charge in the third quarter of $109 million before tax, or $0.84 per share after tax. The retired units include the Ocean Epoch, Ocean New Era and Ocean Whittington, which are currently cold-stacked, and the Ocean Concord and Ocean Yatzy, which are currently idle in Brazil. The sixth unit, the Ocean Winner, will be retired and scrapped upon completion of its current contract term in Brazil.

Results for the quarter include favorable settlements of tax audits in Brazil and Malaysia and expiration of the statute of limitations in various jurisdictions for which tax expense had previously been recognized. As a result of these items, tax expense was reduced by $0.23 per share, and a related decrease in interest expense benefited results by $0.03 per share.

The Company also announced today that a subsidiary of the Company has entered into term drilling contracts with Hess Corporation for employment of the Company’s new-build drillships Ocean BlackRhino and Ocean BlackLion. The drilling contracts are contingent upon Hess obtaining full project sanction from partners. Once effective, the commitments for the two units are expected to generate combined total revenue to the Company of approximately $1.02 billion and represent seven years of contract drilling backlog. The Ocean BlackLion is anticipated to commence operations in the U.S. Gulf of Mexico in the fourth quarter of 2015 on a four-year term, and the Ocean BlackRhino is expected to begin working in the U.S. Gulf of Mexico in the fourth quarter of 2016 on a three-year term.

“We are pleased to have the opportunity to place our newest rigs under contract with Hess, continuing a successful long-term relationship,” said Marc Edwards, President and Chief Executive Officer. “With this announcement, all of our new-build units—four drillships and a harsh environment semisubmersible—are contracted into 2019 or beyond.”

“By operating all of our new-build drillships in the U.S. Gulf, we are positioned to enjoy meaningfully lower operating costs than in other ultra-deepwater markets,” added Mr. Edwards.

The Company also announced that it has received from Petrobras contract extensions on three ultra-deepwater semisubmersibles expected to generate maximum total revenue of $1.4 billion and represent nine years of contract drilling backlog. The new contract terms and dayrates are as follows:

•	Ocean Baroness: Three-year term extension at $310,000 per day.

•	Ocean Courage: Three-year term extension at $455,000 per day, plus a $112,000 uplift in day rate for a period of 390 days, related to the early termination of the Ocean Concord.

•	Ocean Valor: Three-year term extension at $455,000 per day.

“Today we have announced term contracts and extensions that add more than $2.4 billion to our existing revenue backlog, bringing the total to $8.2 billion,” said Mr. Edwards. “In addition, we recently increased our revolving credit facility to $1.5 billion, which will provide added flexibility to our already strong balance sheet.”

CONFERENCE CALL

A conference call to discuss Diamond Offshore’s earnings results has been scheduled for 8:00 a.m. CDT today. A live webcast of the call will be available online on the Company’s website, www.diamondoffshore.com. Those interested in participating in the question and answer session should dial 800-247-9979 or 973-321-1100, for international callers. The conference ID number is 20299415. An online replay will also be available on www.diamondoffshore.com following the call.

ABOUT DIAMOND OFFSHORE

Diamond Offshore is a leader in offshore drilling, providing contract drilling services to the energy industry around the globe with a total fleet of 38 offshore drilling rigs, including five rigs under construction. Diamond Offshore’s fleet consists of 27 semisubmersibles, two of which are under construction, five dynamically positioned drillships, three of which are under construction, and six jack-ups. Additional information about the Company and access to the Company’s SEC filings are available at www.diamondoffshore.com. Diamond Offshore is owned 51% by Loews Corporation (NYSE: L).

FORWARD-LOOKING STATEMENTS

Contract revenue as stated above assumes 100% rig utilization. Rig utilization rates vary depending on a variety of circumstances, many of which are beyond the Company’s control. Rig utilization rates generally approach 92-98% during contracted periods; however, utilization rates can be adversely impacted by additional downtime due to various operating factors, including, but not limited to, weather conditions and unscheduled repairs and maintenance. Additional information on the Company and access to the Company’s SEC filings is available on the Internet at www.diamondoffshore.com.

Statements contained in this press release or made during the above conference call that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Such statements include, but are not limited to, statements concerning drilling rig deliveries, operations and timing; contract effectiveness and effective dates; plans regarding retirement and scrapping of drilling rigs; expectations of future backlog, revenue, operating costs and performance; future liquidity, financial condition, market conditions and strategic opportunities; revenue expected to result from backlog; and other statements that are not of historical fact. Forward-looking statements are inherently uncertain and subject to a variety of assumptions, risks and uncertainties that could cause actual results to differ materially from those anticipated or expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission, and readers of this press release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website at www.diamondoffshore.com. These risk factors include, among others, risks associated with general economic and business conditions, contract cancellations, customer or vendor bankruptcy, operations, litigation, casualty losses, industry fleet capacity, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory and sanction initiatives and compliance with governmental regulations, customer preferences, obtaining necessary partner and third party approvals, timing of construction of new builds, collection of receivables, and various other matters, many of which are beyond the Company’s control. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

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DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues:
Contract drilling	$727,888	$690,741	$2,062,750	$2,135,612
Revenues related to reimbursable expenses	9,794	15,424	76,600	58,312

Total revenues	737,682	706,165	2,139,350	2,193,924

Operating expenses:
Contract drilling, excluding depreciation	399,802	419,488	1,164,968	1,163,618
Reimbursable expenses	9,437	14,904	75,393	56,998
Depreciation	108,854	97,143	324,771	291,107
General and administrative	18,604	15,240	61,909	48,490
Bad debt expense	—	22,563	—	22,563
Loss (gain) on disposition of assets	1,107	(525)	(7,612)	(2,789)
Impairment of assets	109,462	—	109,462	—

Total operating expenses	647,266	568,813	1,728,891	1,579,987

Operating income	90,416	137,352	410,459	613,937

Other income (expense):
Interest income	86	136	644	1,024
Interest expense	(9,378)	(1,693)	(46,056)	(17,713)
Foreign currency transaction gain (loss)	425	(4,556)	(3,724)	(3,949)
Other, net	90	326	598	746

Income before income tax expense	81,639	131,565	361,921	594,045

Income tax expense	(28,994)	(36,817)	(73,753)	(137,974)

Net Income	$52,645	$94,748	$288,168	$456,071

Income per share	$0.38	$0.68	$2.09	$3.28

Weighted average shares outstanding:
Shares of common stock	137,146	139,035	137,582	139,034
Dilutive potential shares of common stock	1	30	3	38

Total weighted average shares outstanding	137,147	139,065	137,585	139,072

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

RESULTS OF OPERATIONS

(Unaudited)

(In thousands)

	Three Months Ended
	Sep 30,	Jun 30,	Sep 30,
	2014	2014	2013
REVENUES
Floaters:
Ultra-Deepwater	$313,124	$182,656	$195,215
Deepwater	111,372	120,539	147,333
Mid-water	258,028	300,902	297,368

Total Floaters	682,524	604,097	639,916
Jack-ups	45,364	45,457	50,825

Total Contract Drilling Revenue	$727,888	$649,554	$690,741

Revenues Related to Reimbursable Expenses	$9,794	$42,690	$15,424

CONTRACT DRILLING EXPENSE
Floaters:
Ultra-Deepwater	$157,655	$122,327	$139,689
Deepwater	72,367	81,641	74,609
Mid-water	132,340	148,931	165,518

Total Floaters	362,362	352,899	379,816
Jack-ups	28,056	29,851	28,685
Other	9,384	12,626	10,987

Total Contract Drilling Expense	$399,802	$395,376	$419,488

Reimbursable Expenses	$9,437	$42,290	$14,904

OPERATING INCOME
Floaters:
Ultra-Deepwater	$155,469	$60,329	$55,526
Deepwater	39,005	38,898	72,724
Mid-water	125,688	151,971	131,850

Total Floaters	320,162	251,198	260,100
Jack-ups	17,308	15,606	22,140
Other	(9,384)	(12,626)	(10,987)
Reimbursable expenses, net	357	400	520
Depreciation	(108,854)	(108,906)	(97,143)
General and administrative expense	(18,604)	(20,478)	(15,240)
Bad debt expense	—	—	(22,563)
(Loss) gain on disposition of assets	(1,107)	8,572	525
Impairment of assets	(109,462)	—	—

Total Operating Income	$90,416	$133,766	$137,352

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$468,823	$347,011
Marketable securities	600,143	1,750,053
Accounts receivable, net of allowance for bad debts	517,389	469,355
Prepaid expenses and other current assets	185,350	143,997
Assets held for sale	—	7,694

	1,771,705	2,718,110
Drilling and other property and equipment, net of accumulated depreciation	6,071,935	5,467,227
Other assets	192,872	206,097

Total assets	$8,036,512	$8,391,434

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$249,946	$249,954
Other current liabilities	621,801	495,628
Long-term debt	1,994,466	2,244,189
Deferred tax liability	513,881	525,541
Other liabilities	183,504	238,864
Stockholders’ equity	4,472,914	4,637,258

Total liabilities and stockholders’ equity	$8,036,512	$8,391,434

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

AVERAGE DAYRATE, UTILIZATION AND OPERATIONAL EFFICIENCY

(Dayrate in thousands)

	Third Quarter 2014			Second Quarter 2014			Third Quarter 2013
	Average Dayrate (1)	Utilization (2)	Operational Efficiency (3)	Average Dayrate (1)	Utilization (2)	Operational Efficiency (3)	Average Dayrate (1)	Utilization (2)	Operational Efficiency (3)

Ultra-Deepwater Floaters	$442	77%	92.2%	$403	51%	96.0%	$284	93%	93.0%

Deepwater Floaters	$346	57%	95.5%	$418	51%	99.3%	$380	84%	97.9%

Mid-Water floaters	$263	59%	94.1%	$266	68%	97.6%	$258	68%	97.0%

Jack-ups	$99	83%	99.3%	$97	74%	99.4%	$93	84%	98.5%

Fleet Total			94.7%			97.8%			96.4%

(1)	Average dayrate is defined as contract drilling revenue for all of the specified rigs in our fleet (excluding revenues for mobilization, demobilization and contract preparation) per revenue earning day. A revenue earning day is defined as a 24-hour period during which a rig earns a dayrate after commencement of operations and excludes mobilization, demobilization and contract preparation days.
(2)	Utilization is calculated as the ratio of total revenue-earning days divided by the total calendar days in the period for all specified rigs in our fleet (including cold-stacked rigs, but excluding rigs under construction). As of September 30, 2014, four of our mid-water semisubmersible drilling rigs (Ocean New Era, Ocean Epoch, Ocean Whittington, and Ocean Vanguard) were cold-stacked.
(3)	Operational efficiency is calculated as the ratio of total revenue-earning days divided by the sum of total revenue-earning days plus the number of days (or portions thereof) associated with unanticipated equipment downtime.